Exhibit 99.1

FutureTech II Acquisition Corp. Confirms Funding and Extension of Period to Complete Initial Business Combination

New Rochelle, NY — May 17, 2023 — FutureTech II Acquisition Corp. (Nasdaq: FTIIU) (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, announced today that it caused to be deposited $1,150,000 into the Company’s trust account for its public stockholders, representing $0.10 per public share, allowing the Company to extend by three months (from May 18, 2023 to August 18, 2023) the period of time the Company has to consummate its initial business combination (the “Extension”). The Extension is the second of two three-month extensions permitted under the Company’s governing documents.

About FutureTech II Acquisition Corp.

FutureTech II Acquisition Corp. is a blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, with a focus on companies in the technology industry. In February 2022, FutureTech II consummated a $115.0 million initial public offering of 11.5 million units (including the underwriters’ full exercise of their over-allotment option), with each unit consisting of one share of Class A common stock and one redeemable warrant, and each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share. On April 8, 2022, FutureTech II announced that holders of its units could elect to separately trade the shares of Class A common stock and redeemable warrants included in the units. EF Hutton, division of Benchmark Investments LLC, served as the sole book-running manager of FutureTech II’s initial public offering.

Contact

FutureTech II Acquisition Corp.

128 Gail Drive

New Rochelle, NY 10805

Attn: Yuquan Wang

yuquanwang111@gmail.com

(914) 316-4805